EXHIBIT 21.1

                                GSE SYSTEMS, INC.
                                    FORM 10-K
                      For the Year Ended December 31, 1998



SUBSIDIARIES OF REGISTRANT


     The companies listed below are directly or indirectly owned 100% by GSE Systems, Inc. and are included in its consolidated financial statements. GS Information Systems FSC Ltd, GSE Systems International Ltd, MSHI, Inc., GSE Power Systems AB and GSE Process Solutions, Inc. are wholly owned subsidiaries of GSE Systems, Inc. GP International Engineering & Simulation, Inc. and GSE Services Company L.L.C. are wholly owned subsidiaries of GSE Power Systems, Inc. which is a wholly owned subsidiary of MSHI, Inc. GSE Process Solutions B.V. is a wholly owned subsidiary of GSE Process Solutions, Inc. GSE Process Solutions Belgium N.V. and GSE Process Solutions Singapore (Pte) Limited are wholly owned subsidiaries of GSE Process Solutions B.V. J. L. Ryan, Inc., acquired by GSE Power Systems, Inc. in December 1997, has been merged with and into GSE Power Systems, Inc. as of February 1998, with GSE Power Systems, Inc. being the surviving corporation.


Name                                                Jurisdiction of Organization
----                                                ----------------------------
GS Information Systems FSC Ltd.                     Barbados
GSE Systems International Ltd.                      State of Delaware
MSHI, Inc.                                          State of Virginia
GSE Power Systems, Inc.                             State of Delaware
GP International Engineering & Simulation, Inc.     State of Delaware
GSE Services Company L.L.C.                         State of Delaware
GSE Power Systems AB                                Sweden
GSE Process Solutions, Inc.                         State of Delaware
GSE Process Solutions B.V.                          Netherlands
GSE Process Solutions Belgium N.V.                  Belgium
GSE Process Solutions Singapore (Pte) Limited       Singapore